Exhibit 99.2

ISONICS CORPORATION FILES FORM 10-QSB FOR SECOND QUARTER OF FISCAL 2005

Company Notes Improved Balance Sheet and Reaffirms Commitment to Growth through Recent Initiatives in Homeland Security, Advanced Silicon Wafer Technology and Life Sciences

GOLDEN, Colo.— December 17, 2004 — Isonics Corporation (NASDAQ:ISON), committed to the development of next-generation technology for the homeland security and semiconductor markets, on Wednesday reported revenues and financial results for the second quarter ended October 31, 2004.  The Company reported revenues of $3,065,000 for the three months ended October 31, 2004, as compared to $2,214,000 reported for the three months ended October 31, 2003.  In addition, the Company reported a net loss attributable to common stockholders of $3,674,000 ($.20 per share attributable to the common shareholders) for the three months ended October 31, 2004, as compared to a net loss of $687,000 ($.05 per share) reported for the three months ended October 31, 2003.  The Company reported revenues of $5,350,000 for the six months ended October 31, 2004 as compared to $4,499,000 reported for the six months ended October 31, 2003.  In addition, the Company reported a net loss attributable to common stockholders of $5,546,000 ($.31 per share) for the six months ended October 31, 2004 as compared to $1,278,000 ($.10 per share) reported for the six months ended October 31, 2003.

James E. Alexander, Chairman and CEO of Isonics, noted: “While revenues have increased on a year-to-year basis, our losses increased during the three and six-month periods as a result of a number of factors including the costs associated with our recently completed acquisition of the assets of Encompass Materials Group, Ltd. (“EMG”) which was concluded subsequent to the close of our last fiscal year.  Although we are disappointed by the revenues from this business (which were less than anticipated) and the costs of both integrating and operating the business (which were more than expected), and although we are re-evaluating the strategic direction of our wafer reclamation business (including the consideration of scaling back our silicon wafer reclamation operations), we now believe we have the platform to continue with the roll out of our SOI wafer operation.  If successful, this will shift our sales mix towards more profitable operations in the semiconductor division.”

Mr. Alexander continued, “Our Life Sciences division has been more challenging during the past year due to market conditions both here and abroad and we are pleased that our revenues remained relatively flat given the environment, although this division recognized losses in the 2004 periods (and may continue to do so in the future) as compared to profitability in the 2003 periods. We are a management team which responds quickly to changing market conditions and we moved decisively to meet market pricing while improving our sales volume in an attempt to mitigate further gross margin deterioration.

Further, in early 2005 we anticipate announcing new products as well as new production partners for products in our Life Sciences division designed to increase sales and improve margins within this segment.”

“Despite the reported operating and net losses during the three and six months ended October 31, 2004, the Company also reports progress toward realization of our overall strategic goals, including the further development of the Isonics Homeland Security and Defense division,” said Mr. Alexander. “Important milestones during the third quarter include improvements of the Company’s balance sheet, in excess of $6 million in cash as of October 31, 2004.  Isonics’ homeland security division has also continued to make progress toward marketing of the NeutroTest™ portable explosive detection device, expected to begin in the first calendar quarter of 2005.  We are also continuing our due diligence with respect to our potential acquisition of Protection Plus Security Consultants.”

Mr. Alexander concluded, “We believe we are making the kinds of modifications to our strategic plan which will result in increased revenues and the development of earnings.”

About Isonics Corporation

Isonics Corporation has three business segments: (1) Isonics Semiconductor, (2) Isonics Life Sciences, and (3) Homeland Security.  Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals and wafers for the semiconductor industry. Through advances in nanotechnology, the Company is also focused on research and development opportunities for further, value-added product and application development. Isonics’ Life Sciences division markets and sells stable isotopes for the health care industry such as carbon-13 for diagnostic breath tests and drug design, and radioisotopes and stable isotopes, such as oxygen-18 for positron emission tomography (PET) imaging. Stable isotopes can be thought of as ultra pure materials.  This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent at the present time as we proceed to develop further our neutron-based detection technology.  Additional information may be obtained at the Company’s Web site at http://www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2004, and its quarterly report on Form 10-QSB for the three and six months ended October 31, 2004, both as filed with the Securities and Exchange

Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission. Isonics cautions investors that there are currently no commercial NeutroTest products, and no guarantee there will be. Isonics has made no NeutroTest sales and no government agency or other person has expressed an interest in purchasing NeutroTest. There can be no assurance that Isonics will be able to manufacture the NeutroTest for the market at a cost and with capabilities that meet the needs of prospective customers.

This announcement may contain forward-looking statements made by senior management of Isonics that involve risks and uncertainties, such as statements about plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statements. Actual future results and trends may differ materially from those made in—or suggested by—statements made in this announcement due to a variety of factors. Consequently, you should not place undue reliance on any forward-looking statements made in this announcement. For more information about Isonics and risks arising from investing in Isonics, you are directed to the Company’s most recent Form 10-KSB filed with the Securities and Exchange Commission.

Contact:

Isonics Corporation

James Alexander, 303-279-7900

or

Investor Relations:

Trilogy Capital Partners, Inc.

Paul Karon, 800-592-6067

paul@trilogy-capital.com